Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 99 to the Registration Statement on Form N-1A of Fidelity Capital Trust: Fidelity Disciplined Equity Fund of our report dated December 14, 2010; Fidelity Capital Appreciation Fund , Fidelity Focused Stock Fund, and Fidelity Value Fund of our report dated December 10, 2010 on the financial statements and financial highlights included in the October 31, 2010 Annual Report to Shareholders of the above referenced funds which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
December 23, 2010